Exhibit 99.1
Press Release dated July 22, 2008

For Immediate Release

THE MINT LEASING, INC. COMPLETES BUSINESS COMBINATION WITH
LEGACY COMMUNICATIONS CORPORATION

HOUSTON, Texas -- July 22, 2008 – Legacy Communications Corporation (OTC BB: LGCC) today announced that it has completed the transaction anticipated in a definitive agreement for a business combination via the acquisition of 100% of the outstanding common stock of The Mint Leasing, Inc., a Houston-based automobile leasing company that primarily serves customers in Texas, Alabama, Arkansas, Mississippi, Georgia, Tennessee and Florida. LGCC's board of directors also announced the approval of a 1-for-20 reverse stock split. LGCC has acquired all the outstanding shares of The Mint Leasing, Inc. in exchange for 70,650,000 post-reverse-split common shares of LGCC, and 2,000,000 preferred series B shares.

"This business combination with The Mint Leasing, Inc. represents a significant milestone for Legacy Communications that is crucial to the future success of the Company," stated Morgan Skinner, President and Chief Executive Officer of Legacy Communications Corporation. After giving effect to the reverse split, and prior to the combination with The Mint Leasing, there were roughly 200,000 LGCC common shares outstanding. No fractional shares will be issued, as shareholders will receive cash in lieu of their fractional shares.

"I am excited about our future as a publicly traded company, as this step will allow us to accelerate the growth of our business," observed Jerry Parish, Founder and Chief Executive Officer of The Mint Leasing, Inc. While The Mint Leasing leases automobiles and fleet vehicles throughout the United States, most of its customers are located in Texas and six other states in the Southeast. Lease transactions are solicited and administered by the Company's sales force and staff of 25 employees. The Mint Leasing's customers are primarily comprised of brand-name automobile dealers that seek to provide leasing options to their customers, many of whom would otherwise not have the opportunity to acquire a new or late-model-year vehicle.

About Legacy Communications Corporation

Legacy Communications Corporation is a holding company that has historically acquired radio station licenses and permits for development, operation and sale.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.

For Additional Information, Please Contact:
RJ Falkner & Company, Inc., Investor Relations Counsel at (830) 693-4400 or via email at info@rjfalkner.com